EXHIBIT 99.1
EZCORP ANNOUNCES PRESIDENT OF WORLDWIDE PAWN
AUSTIN, Texas (June 9, 2008) — EZCORP, Inc. (NASDAQ: EZPW) announced today that, following the closing of the Value Financial Services acquisition by EZCORP, John Thedford has agreed to serve as President, EZPAWN Worldwide. Until the closing of this transaction, Mr. Thedford will continue to serve as Chief Executive Officer of Value Financial Services. In his new role at EZCORP, Mr. Thedford will have responsibility for all pawn operations in the United States and Mexico, which encompass two of EZCORP’s three segments, as well as any additional future international expansion of the pawn business. He will also be a member of the Company’s Executive Committee.
Mr. Thedford founded Value Financial Services, doing business as Value Pawn, in 1994. As of the end of April 2008, Value Pawn had grown to 65 stores with a consolidated pawn portfolio of approximately $17 million and trailing twelve month EBITDA in the order of $15 million. Under his leadership, Value Pawn has received significant recognition as one of the fastest growing private companies in America and one of the best places to work in Central Florida. Mr. Thedford additionally received recognition as a finalist in the Florida Ernst & Young 2008 Entrepreneur of the Year program. He is a graduate of Wichita State University and has a Texas CPA designation.
EZCORP President and Chief Executive Officer, Joe Rotunda, stated, “I’m thrilled that we have been able to recruit the best leadership talent in the pawn industry to spearhead this dynamic segment of our business. John’s intimate knowledge of pawn operations, skill in building and developing teams, and ability to drive financial results will help us accelerate our growth in this key segment of the business.”
Rotunda continued, “Over the past year, we have aggressively pursued expansion of our world-wide pawn operations with a 15 store, $23 million Colorado pawn acquisition in June, a $13 million additional investment in Albemarle & Bond — the largest pawn operator in the United Kingdom — during July, and a 20-store, $15 million pawn acquisition in Mexico in October to supplement our Greenfield store development in Mexico. Last Thursday, we announced the scheduled July 15 closing of the Value Financial Services pawn chain acquisition for approximately $110 million.”
Concluding, Rotunda stated, “EZCORP is now well positioned for growth as a provider of short term cash to a huge market segment through both our worldwide pawn operations and our payday loan business. I couldn’t be more pleased to have such capable and talented leadership in each business segment with John now joining us as the President of EZPAWN Worldwide coupled with Eric Fosse, our 3-year tenured President of the EZMONEY Signature Loan segment. During that timeframe Eric has led the 300 unit expansion of EZMONEY store fronts.”

EZCORP is primarily a lender or provider of credit services to individuals who do not have cash resources or access to credit to meet their short-term cash needs. In 294 U.S. EZPAWN and 26 Mexico Empeño Fácil locations open on March 31, 2008, the Company offers non-recourse loans collateralized by tangible personal property, commonly known as pawn loans. At these locations, the Company also sells merchandise, primarily collateral forfeited from its pawn lending operations, to consumers looking for good value. In 462 EZMONEY locations and 73 EZPAWN locations open on March 31, 2008, the Company offers short-term non-collateralized loans, often referred to as payday loans, or fee based credit services to customers seeking loans.
This announcement contains certain forward-looking statements regarding the Company’s expected performance for future periods including, but not limited to, the completion and anticipated benefits of an acquisition and expected future earnings. Actual results for these periods may materially differ from these statements. Such forward-looking statements involve risks and uncertainties such as changing market conditions in the overall economy and the industry, consumer demand for the Company’s services and merchandise, changes in the regulatory environment, and other factors periodically discussed in the Company’s annual, quarterly and other reports filed with the Securities and Exchange Commission.
For additional information, contact Dan Tonissen at (512) 314-2289.